Exhibit 99.1

NEWS RELEASE

For Release on August 5, 2003	Contact: Mark H. Cosmez II
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Discontinuance of Subsidiary and First
Quarter FY 2004 Results

San Ramon, CA — Giga-tronics Incorporated (NASDAQ/NMS: GIGA) announced today that in the latter part of the first quarter, it had elected to discontinue operations of its Dymatix division.

     “Despite the strong commitment of its dedicated staff and the recent successful development of new product, the division was not able to overcome the effects of a very weak capital equipment market, affecting the semiconductor industry” said G.H. Bruns, Jr., CEO of parent company, Giga-tronics. “Substantial losses from the division over the last two years were affecting our core business and had, therefore, become unsustainable. Losses stemming from this discontinued operation were approximately $2,452,000.”

     Giga-tronics will continue to provide support service to existing customers of Dymatix, but is otherwise free to focus totally on its core business in wireless communication and test & measurement.

     Sales for continuing operations were up 11% to $5,239,000 for the quarter compared to $4,730,000 the preceding quarter, but down 8.6% from the $5,731,000 of the first quarter last year. The net loss from continuing operations in the first quarter of FY 2004 was $1,180,000 or $0.25 per fully diluted share versus a loss from continuing operations of $1,231,000 or $0.26 per fully diluted share for the same quarter last year. However, the current period operating loss when combined with the cost of discontinuance of Dymatix operations, produced a net loss of $3,632,000 or $0.77 per fully diluted share.

     Orders booked in the first quarter from continuing operations were $2,818,000 compared to $2,828,000 for the first quarter of last year. Backlog at quarter end was $14.3 million (about

$5.7 million is shippable within one year) as compared to $18.3 million (about $4.8 million shippable within one year) in the first quarter of the prior year.

     Cash and cash equivalents at June 28, 2003 were $3,811,000 versus $5,005,000 as of March 29, 2003.

     The Instrument division has recently released the first in a series of breakthrough Microwave Synthesizers that have been extremely well received in the marketplace. Our dedication to research and development will continue in order for the Company to push the technological edge in new product design. Giga-tronics continues to reduce costs and expenses in our drive toward profitability.

     Giga-tronics will host a conference call today at 4:30 PM ET to discuss the first quarter results. To participate in the call, dial 612-332-0418. The call will also be broadcast on the internet at www.gigatronics.com under “Corporate Info/Investor Relations”. The conference call discussion reflects management’s views as of August 5, 2003 only.

     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

     Giga-tronics is a publicly held company, traded on the NASDAQ National Market under the symbol “GIGA”.

     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 29, 2003 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended

	June 28, 2003	June 29, 2002

Net sales	$5,239	$5,731
Cost of sales	3,876	3,930

Gross profit	1,363	1,801
Product development	988	1,488
Selling, general and administrative	1,644	1,681
Amortization of intangibles	—	4

Operating expenses	2,632	3,173
Operating loss	(1,269)	(1,372)
Other expense	—	(26)
Interest income, net	93	67

Loss before provision (benefit) for income taxes and discontinued operations	(1,176)	(1,331)
Provision (benefit) for income taxes	4	(100)

Loss before discontinued operations	(1,180)	(1,231)
Discontinued operations	(2,452)	(368)

Net loss	$(3,632)	$(1,599)

Basic and diluted net loss per share:
Before discontinued operations	$(0.25)	$(0.26)
Discontinued operations	(0.52)	(0.08)

Basic and diluted net loss per share	$(0.77)	$(0.34)

Shares used in per share calculation:
Basic and dilutive	4,693	4,656

GIGA-TRONICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except share data)

	June 28, 2003	Mar. 29, 2003

ASSETS
Cash, cash equivalents and investments	$3,811	$5,005
Notes and trade accounts receivable, net	2,737	3,245
Inventories, net	7,691	10,244
Income tax receivable	100	100
Prepaid expenses	459	488

Total current assets	14,798	19,082
Property and equipment	17,819	18,189
Less accumulated depreciation & amortization	15,926	15,915

Property and equipment, net	1,893	2,274
Other assets	416	433

Total assets	$17,107	$21,789

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued commissions	$1,733	$1,972
Accrued expenses and payroll	2,561	2,692
Customer advances	141	796

Total current liabilities	4,435	5,460
Capital lease and Other long term obligations, net	344	369

Total liabilities	4,779	5,829
Common stock of no par value	12,695	12,695
Retained earnings	(367)	3,265

Total shareholders’ equity	12,328	15,960

Total liabilities and shareholders’ equity	$17,107	$21,789